INTERIM DIRECT INVESTMENT MANAGEMENT AGREEMENT
      Agreement, dated as of February 10, 2012 between THE CHINA FUND, INC., a Maryland corporation (the Fund), and RCM Asia Pacific Limited, a company organized in Hong Kong and registered as an investment adviser with the U.S. Securities and Exchange Commission and licensed by the Securities and Futures Commission of Hong Kong (the Investment
Manager).
       WHEREAS, the Fund is a closed-end, non-diversified management investment company registered under the U.S.
Investment Company Act of 1940, as amended (the 1940 Act), shares of common stock of which are registered under the Securities Act of 1933, as amended; and
       WHEREAS, the Funds investment objective is long-term capital appreciation which it seeks to achieve by investing primarily in equity securities of China companies (as that term is defined in the Prospectus dated June 27, 2005 (the
Prospectus) contained in the Funds Registration Statement on Form N-2 (File 333-124392) (the Registration Statement)) and
       WHEREAS, the Fund and the Investment Manager are to become parties to an Interim Investment Advisory and Management
Agreement dated as of February 10, 2012 (the Listed Agreement) relating to management of the Funds investments in listed securities; and
       WHEREAS, the Fund desires to retain the Investment Manager to render investment management services with respect to investment of certain of the Funds assets in direct investments
(as that term is defined below), and the Investment Manager is willing to render such services.
       NOW, THEREFORE, in consideration of the mutual covenants hereafter contained, it is hereby agreed by and between the parties hereto as follows:
       1. Appointment of Investment Manager of Direct Investments.
       (a) The Fund hereby employs the Investment Manager for the period and on the terms and conditions set forth herein, subject at all times to the supervision of the Board of Directors of the Fund, to:
       (1) manage the assets of the Fund that are, on the date of this Agreement, invested in securities that at the time of such investment are not listed (or approved for listing) on a securities exchange (direct investments), and
       (2) arrange for the disposition of each of the direct investments at such times and on such terms as the Investment
Manager determines is in the best interests of the Fund,
       and with respect to clauses (1) and (2), in each case in accordance with the investment objective and policies of the Fund set forth in the Funds Prospectus, and as such investment objective and policies are amended from time to time by the Funds
Board of Directors, and subject always to the restrictions of the Funds Articles of Incorporation and By-Laws, as amended or restated from time to time, and the provisions of the 1940 Act.
Should the Board of Directors of the Fund at any time make any definite determination as to investment policy and notify the Investment Manager thereof, the Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. For purposes of this Agreement, direct investments shall not include any investment by the Fund in an instrument, such as, but not limited to, a warrant, swap, structured note or other equity derivative, that provides the Fund with exposure to a security that is listed on a securities exchange or (b) any security owned by the Fund that is listed on a securities exchange even if that security was a direct investment at the time of its purchase by the Fund. The Investment Manager shall vote the Funds proxies in connection with the direct investments, in accordance with the Funds proxy voting policies which may be amended from time to time by the Board, however, the Investment Manager will not be required to comply with any such amendment until 30 days after it has been communicated to the Investment Manager. The Investment Manager shall make such reports to the Board concerning such proxy voting as the Board may deem necessary or advisable. It is understood and acknowledged that no assurance has been or can be provided that the investment objective of the Fund can or will be achieved. The Investment
Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Fund applicable to the direct investments and to monitor the execution of transactions and the settlement and clearance of the Funds securities transactions in direct investments. By and in connection therewith, the Investment Manager is authorized as agent of the Fund to give instructions to the custodians from time to time of the direct investments as to deliveries of securities and payments of cash for the account of the Fund;
       (3) Identify regulatory and other governmental requirements (or amendments thereto) that become applicable to the Fund after the date of this Agreement in connection with the direct investment program, but only as far as its duties as a professional investment manager so require;
       (4) Provide information regarding corporate actions, repatriation restrictions, currency restrictions and other matters of which the Investment Manager is aware as may be reasonably requested by the Fund; and
       (5) Maintain or cause to be maintained for the Fund all books and records required under the 1940 Act, to the extent that such books and records are not maintained or furnished by administrators, custodians or other agents of the Fund.
       (b) The Investment Manager accepts such appointment and agrees during the term of this Agreement to render such services, to permit one of its of its affiliates directors, officers or employees to serve without compensation as a director and/or officer of the Fund if elected to such positions and to assume the obligations herein for the compensation herein provided.
The Investment Manager shall for all purposes herein provided be deemed to be an independent contractor, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
       (c) The Fund hereby acknowledges (and the Investment
Manager hereby acknowledges the Fund has informed it) that the Fund has allocated 25% of the net proceeds of its offerings of its Common Stock less 25% of the aggregate repurchase price of any shares of the Funds Common Stock repurchased by the Fund to direct investments; provided, however, that such allocation shall be subject to review and modification by the Board of Directors of the Fund (the Direct Investment Amount).
The portion of the Direct Investment Amount as is invested in direct investments shall be managed by the Investment Manager and such other entity, if any, as may be appointed by the Fund to manage the assets of the Fund invested in direct investments.
The portion of the Direct Investment Amount as is not invested in direct investments shall be managed by the Investment Manager pursuant to the terms of the Listed Agreement. Upon the sale of a direct investment, the Investment Manager shall make the net proceeds thereof available as soon as reasonably practicable for investment pursuant to the Listed Agreement. For the avoidance of doubt, the Investment Manager shall not be under any obligation to comply with or to ensure that the amount of direct investments are within the Direct Investment Amount.
       (d) The Fund hereby agrees that the Investment Manager shall be entitled to delegate all or any of its functions, powers, discretions, duties and obligations, to any person or persons, and any such delegation may be on such terms and conditions as the Investment Manager thinks fit provided that any such delegation shall not relieve the Investment Manager of its obligations under this Agreement; provided, however, that no delegation of investment management powers and functions may occur unless approved in advance by the Board of Directors of the Fund and, if required by the 1940 Act, by the Funds stockholders; and provided further that no delegation of any other powers or functions may occur unless the Investment Manager has given the Board of Directors of the Fund at least 30 days prior notice of such delegation.
       2. Compensation. For the services and facilities described in Section 1, the Fund agrees to pay in United States dollars to the Investment Manager, a fee in accordance with the schedule set forth as Exhibit A hereto. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that this Agreement is in effect during such month and year, respectively.
       3. Investment in Fund Stock. The Investment Manager agrees that it will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund.
       4. Non-Exclusivity of Services. Nothing herein shall be construed as prohibiting the Investment Manager or any of its affiliates from providing investment advisory services to, or entering into investment advisory agreements with, any other clients (including other registered investment companies), including clients which may invest in Chinese equity securities, so long as the Investment Managers services to the Fund pursuant to this Agreement are not materially impaired thereby. The Investment Manager is not obligated to purchase or sell for the Fund any security which the Investment Manager or its affiliates may purchase or sell for their own accounts or other clients.
       5. Standard of Care; Indemnification. The Investment Manager may rely on information reasonably believed by it to be accurate and reliable. Neither the Investment Manager nor its officers, directors, employees, agents or controlling persons (as defined in the 1940 Act) shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or by reason of reckless disregard on the part of the Investment Manager of its obligations and duties under this Agreement. Any person, even though also employed by the Investment Manager, who may be or become an employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Investment Manager. In no event will the Investment Manager have any responsibility under this Agreement for any portion of the Fund other than the Investment Managers
Direct Investments or for the acts or omissions of any other manager of direct investments for the Fund or any other adviser of the Fund.
In particular, the Investment Manager shall have no responsibility for the Funds being in violation of any applicable law or regulation or investment policy or restriction or instruction applicable to the Fund as a whole or for the Funds failing to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the Code), if the Funds holding of the direct investments is such that the direct investments would not be in such violation or if the Fund would not fail to qualify if the direct investments were deemed a separate series of the Fund or a separate regulated investment company under the Code.
       The Fund agrees to indemnify and hold harmless the Investment Manager, its officers, directors, employees, agents, shareholders, controlling persons or other affiliates (each an Indemnified Party), for any losses, costs and expenses incurred or suffered by any Indemnified Party arising from any action, proceeding or claims which may be brought against such Indemnified Party in connection with the performance or non-performance in good faith of its functions under this Agreement, except losses, costs and expenses resulting from willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Partys duties or from reckless disregard on the part of such Indemnified Party of such Indemnified Partys obligations and duties under this Agreement.
       6. Allocation of Charges and Expenses.
       (a) The Investment Manager shall assume and pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities, necessary to perform its obligations hereunder. The Investment Manager shall pay the salaries and expenses of such officer of the Fund and any fees and expenses of such Director of the Fund who, as contemplated by Section 1(b) hereof is a director, officer or employee of the Investment Manager or any of its affiliates, provided, however, that the Fund, and not the Investment Manager, shall bear travel expenses or an appropriate fraction thereof of any Director and/or officer of the Fund who is a director, officer or employee of the Investment Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committee thereof and provided, further, that such expenses are incurred in accordance with the Funds travel policy.
       (b) In addition to the fee of the Investment Manager under this Agreement, the Fund shall assume and pay the following expenses: fees of the Investment Manager under the Listed Agreement; fees of any manager of the Funds direct investments other than the Investment
Manager; legal fees and expenses of counsel to the Fund; auditing and accounting expenses; taxes and governmental fees; New York Stock
Exchange listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Funds custodian, sub-custodian, transfer agents and registrars;
fees and expenses with respect to administration, except as may be herein expressly provided otherwise; expenses for portfolio pricing services by a pricing agent, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering and underwriting of shares issued by the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; freight, insurance and other charges in connection with the shipment of the Funds portfolio securities; brokerage commissions or other third-party costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the Funds dividend reinvestment and cash purchase plan; costs of stationery; any litigation expenses;
and costs of stockholders and other meetings.
       7. Potential Conflicts of Interest.
       (a) Subject to applicable statutes and regulations, it is understood that directors, officers or agents of the Fund are or may be interested in the Investment Manager as directors, officers, employees, agents, shareholders or otherwise, and that the directors, officers, employees, agents or shareholders of the Investment Manager may be interested in the Fund as a director, officer, agent or otherwise.
       (b) If the Investment Manager considers the sale of direct investments for the Fund and/or other advisory clients of the Investment Manager, transactions in such direct investments will be made for the Fund and/or such other clients in accordance with the Investment Managers allocation procedures for direct investments, as may be amended from time to time provided that the Board of Directors of the Fund receives at least ten days advance notice of such amendment.
       8. Duration and Termination.
       (a) This Agreement shall become effective at noon on February 12, 2012 (New York time)and continue in effect until April 6, 2012 (New York time), unless earlier terminated as provided herein.
       (b) This Agreement may be terminated at any time without payment of any penalty, by the Fund acting pursuant to a vote of the Board, or by a vote of a majority of the outstanding voting securities of the Fund upon 10 calendar days prior written notice to the Investment Manager or by the Investment Manager upon 60 days prior written notice to the Board, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms assignment and vote of a majority of the outstanding voting securities shall have the meanings set forth for such terms in the 1940 Act. This Agreement shall also be automatically terminated if the Investment Manager ceases to be licensed by the Securities and Futures Commission of Hong Kong.
       9. Amendment. This Agreement may be amended by mutual agreement if required by the 1940 Act or other applicable law, provided, that, any such amendment shall only become effective after the affirmative vote of the holders of a majority of the outstanding voting securities of the Fund, and a majority of the members of the Funds Board of Directors who are not interested persons of the Fund or of the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval.
       10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.
       11. Notices. Any communication hereunder must be in writing and must be made by letter, telex or facsimile. Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen (15) days notice to the other specified another address) be made or delivered to that other person at the following relevant address:
       If to the Investment Manager:
       RCM Asia Pacific Limited
       27th Floor, ICBC Tower,
       3 Garden Road, Central, Hong Kong
       Attention: Jovita Chow, Head of Compliance
       Telephone No.: +852 2238 8901
       Facsimile No.: +852 2526 2940

       If to the Fund:
The China Fund, Inc.
c/o State Street Bank and Trust Company
P.O. Box 5409
2 Avenue de Lafayette
Boston, MA  02206-5409
Attention:  Tracie A. Coop
Telephone No.:  617-662-2797
Facsimile No.:  617-662-3732
       With copies to:
Clifford Chance US LLP
31 West 52nd Street
New York, NY  10019
Attention:  Leonard Mackey, Esq.
Telephone No.:  212-878-8000
Facsimile No.:  212-878-8375
and shall, if made by letter, be deemed to have been received when delivered by hand or if sent by mail within two days if both the sender and the addressee are in Hong Kong and within 10 days if the sender and/or the addressee are outside Hong Kong and the letter is sent by prepaid airmail, and shall if made by e-mail be deemed to have been received upon production of a read receipt, and shall, if sent by facsimile, be deemed to have been received upon production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient and provided that a hard copy of the notice so served by facsimile was posted that same days as the notice was served by electronic means.
       12. Jurisdiction. Each party hereto irrevocably agrees that any suit, action or proceeding against either of the Investment Manager or the Fund arising out of or relating to this Agreement shall be subject non-exclusively to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, and each party hereto irrevocably submits non-exclusively to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in either such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof in English by registered or certified mail, postage prepaid, to their respective addresses as set forth in the Agreement.
       13. Representation and Warranty of the Investment Manager.
The Investment Manager represents and warrants that it is: (a)duly registered as an investment adviser under the U.S. Investment
Advisers Act of 1940, as amended, and (b) duly licensed by the Securities and Futures Commission of Hong Kong and that it will use its reasonable efforts to maintain effective such registration and license during the term of this Agreement.
       14. Representation and Warranty of the Fund. The Fund represents and warrants that it has full legal right to enter into this Agreement and to perform the obligations hereunder and that it has obtained all necessary consents and approvals to enter into this Agreement.
       15. Provision of Certain Information by the Fund. The Fund shall furnish the Investment Manager with copies of the Funds Articles of Incorporation, By-laws and Registration Statement on Form N-2, as amended or restated from time to time, any press releases made by the Fund and any reports made by the Fund to its stockholders, as soon as practicable after such documents become available. The Investment Manager shall not be bound by the terms of these documents until delivered to the Investment Manager in accordance with Section 11 herein. The Fund shall furnish the Investment Manager with any further documents, materials or information that the Investment Manager may reasonably request to enable it to perform its duties pursuant to this Agreement.
       16. Press Releases, Reports, Other Disclosures. Any reports, press releases or other disclosures made by the Fund which contain statements of the Investment Manager about the Investment Manager or about the management of assets by the Investment Manager shall be subject to the prior approval of the Investment Manager.
       17. Severability. If any provision of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity or enforceability of the remaining portions of this Agreement.
       18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
       19. Captions. The captions in this Agreement are included for convenience of reference only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

       IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.
THE CHINA FUND, INC.


By:/s/ Laura Dell
Name:  Laura Dell
Title:  Treasurer


RCM ASIA PACIFIC LIMITED


By:/s/ Douglas Eu
Name:  Douglas Eu
Title:  Director

By:./s/ Raymond Chan
Name:  Raymond Chan
Title:  Director


EXHIBIT A
       The Investment Manager shall receive a fee for its services under the Agreement, computed weekly and payable monthly, at the annual rate of 1.50% of the average weekly value of the Funds assets invested in the direct investments.
       The net asset value of Investment Managers Direct Investments shall be determined in the manner provided in the Funds Prospectus.
2
NYB 1548711v4

Exhibit 77Q1E2 Copies of any new or amended Registrant investment advisory contracts



NYB 1548711v4

Exh. A-1
NYB 1548711v4